Exhibit 99.1
Performant Financial Corporation Announces Financial Results for Fourth Quarter and Full Year 2020

Livermore, Calif., March 16, 2021 - Performant Financial Corporation (Nasdaq: PFMT), a leading provider of technology-enabled recovery and related analytics services in the United States, today reported the following financial results for its fourth quarter and full year ended December 31, 2020:

Fourth Quarter Financial Highlights

•Total revenues of $40.0 million, compared to $43.8 million in the prior year period, a decrease of 9%
•Net income of $3.7 million or $0.07 per diluted share, compared to a net loss of $3.9 million, or $(0.07) per diluted share, in the prior year period, an increase of 195%
•Adjusted EBITDA of $5.2 million, compared to $6.5 million in the prior year period, a decrease of 20%
•Adjusted net income of $4.5 million, or $0.08 per diluted share, compared to adjusted net income of $1.5 million or $0.03 per diluted share, in the prior year period, an increase of 200%

Full Year 2020 Financial Highlights

•Total revenues of $155.9 million, compared to $150.4 million in the prior year period, an increase of 4%
•Net loss of $14.0 million, or $(0.26) per diluted share, compared to net loss of $26.8 million, or $(0.50) per diluted share in the prior year period, an improvement of 48%
•Adjusted EBITDA of $20.5 million, compared to $(3.2) million in the prior year period, an increase of 738%
•Adjusted net income of $8.5 million, or $0.16 per diluted share, compared to adjusted net loss of $20.0 million, or $(0.37) per diluted share, in the prior year period, an increase of 143%

Fourth Quarter 2020 Results

Healthcare revenues in the fourth quarter were $18.9 million, up from $14.3 million in the prior year period. Recovery revenues in the fourth quarter were $17.5 million, compared to revenues of $25.2 million in the prior year period. Revenues from our Customer Care / Outsourced Services in the fourth quarter were $3.7 million, down from $4.3 million in the prior year period.

Net income for the fourth quarter of 2020 was $3.7 million, or $0.07 per share on a fully diluted basis, compared to net loss of $3.9 million or $(0.07) per share on a fully diluted basis in the prior year period. Adjusted EBITDA for the fourth quarter of 2020 was $5.2 million as compared to $6.5 million in the prior year period. Adjusted net income for the fourth quarter of 2020 was $4.5 million or $0.08 per share on a fully diluted basis. This compares to adjusted net income of $1.5 million, or $0.03 per fully diluted share in the prior year period.

Full Year 2020 Results

Revenues for the full year ended December 31, 2020 were $155.9 million, an increase of $5.5 million compared to revenues of $150.4 million in 2019. Healthcare revenues increased $25.2 million in 2020 to $68.5 million from $43.3 million in the prior year. For the full year 2020, we reported recovery revenue of $73.4 million, a decrease of $16.2 million compared to $89.6 million in the prior year. Revenues from our Customer Care / Outsourced Services were $14.0 million in 2020, a decrease of $3.5 million compared to $ $17.5 million in the prior year.

Net loss for the full year was $14.0 million, or $(0.26) per share on a fully diluted basis, compared to net loss of $26.8 million or $(0.50) per share on a fully diluted basis in 2019. Adjusted EBITDA for 2020 was $20.5 million as compared to a loss of $(3.2) million in 2019.   Adjusted net income for 2020 was $8.5 million, or $0.16 per fully diluted share. This compares to adjusted net loss of $20.0 million or $(0.37) per fully diluted share in 2019.

As of December 31, 2020, the Company had cash, cash equivalents and restricted cash of approximately $18.3 million.

Business Commentary

“Coming into 2020, we were on course to report a transformative year, following multiple years of hard work transitioning Performant from a company deriving its success from a small number of large recovery contracts, into a highly, dynamic company with diversified healthcare offerings. Although we were able to report a strong year, the impact of the global pandemic brought material disruption to our operations,” commented Lisa Im, CEO of Performant.

“However, the resiliency of our business can be seen in our results. Despite the delays and shutdowns of multiple contracts across both of our businesses, we reported revenue growth as well as over $20 million in EBITDA, something we haven't achieved since 2016. As we look ahead, beyond an expectation of continuing to report positive EBITDA for the full year, we are not providing a more detailed outlook for 2021. Spearheaded by the continued impacts from COVID-19, there is still too much uncertainty with respect to our recovery operations at this point for us to provide a meaningful outlook,” concluded Im.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, to supplement our consolidated financial statements, the Company presents adjusted EBITDA, adjusted net income (loss), and adjusted net income (loss) per diluted share. These measures are not in accordance with accounting principles generally accepted in the United States of America (US GAAP) and accordingly reconciliations of adjusted EBITDA and adjusted net income (loss) to net income (loss) determined in accordance with US GAAP are included in the “Reconciliation of Non-GAAP Results” table at the end of this press release. We have included adjusted EBITDA and adjusted net income (loss) in this press release because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. Accordingly, we believe that adjusted EBITDA and adjusted net income (loss) provide useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and board of directors. Our use of adjusted EBITDA and adjusted net income (loss) has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under US GAAP. In particular, many of the adjustments to our US GAAP financial measures reflect the exclusion of items, specifically interest, tax and depreciation and amortization expenses, equity-based compensation expense and certain other non-operating expenses, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be calculated differently from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

Terms used in this Press Release

Student Loan Placement Volume refers to the dollar volume of defaulted student loans first placed with us during the specified period by public and private clients for recovery. Placement Volume allows us to measure and track trends in the amount of inventory our clients in the student lending market are placing with us during any period. The revenue associated with the recovery of a portion of these loans may be recognized in subsequent accounting periods, which assists management in estimating future revenues and in allocating resources necessary to address current Placement Volumes.

Earnings Conference Call

The Company will hold a conference call to discuss its fourth quarter and full year 2020 results today at 5:00 p.m. Eastern. A live webcast of the call may be accessed on the Investor Relations section of the Company’s website at investors.performantcorp.com. The conference call is also available by dialing 877-705-6003 (domestic) or 201-493-6725 (international).

A replay of the call will be available on the Company's website or by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13717499. The telephonic replay will be available approximately three hours after the call, through March 23, 2021.

About Performant Financial Corporation

Performant helps government and commercial organizations enhance revenue and contain costs by preventing, identifying and recovering waste, improper payments and defaulted assets. Performant is a leading provider of these services in several industries, including healthcare, student loans and government. Performant has been providing recovery audit services for more than nine years to both commercial and government clients, including serving as a Recovery Auditor for the Centers for Medicare and Medicaid Services.

Powered by a proprietary analytic platform and workflow technology, Performant also provides professional services related to the recovery effort, including reporting capabilities, support services, customer care and stakeholder training programs meant to mitigate future instances of improper payments. Founded in 1976, Performant is headquartered in Livermore, California.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our outlook for revenues, net income (loss), and adjusted EBITDA in 2020 and beyond. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, that the Company may not have sufficient cash flows from operations or the availability of funds under its credit agreement to fund ongoing operations and other liquidity needs, that the Company’s indebtedness could adversely affect its business and financial condition and could reduce the funds available for other purposes and the failure to comply with covenants contained in its credit agreement could result in an event of default that could adversely affect its results of operations, that the Company faces a long period to implement a new contract which may result in the incurrence of expenses before the receipt of revenues from new client relationships, the high level of revenue concentration among the Company's largest customers and any termination in the Company’s relationship with any of our significant clients would result in a material decline in our revenues, that many of the Company's customer contracts are subject to periodic renewal, are not exclusive, do not provide for committed business volumes and may be changed or terminated unilaterally and on short notice, that the Company may not be able to manage its potential growth effectively, that the Company faces significant competition in all of its markets, that continuing limitations on the scope of our audit activity under our RAC contracts have significantly reduced our revenue opportunities with this client, that the U.S. federal government accounts for a significant portion of the Company's revenues, that future legislative and regulatory changes may have significant effects on the Company's business, that failure of the Company's or third parties' operating systems and technology infrastructure could disrupt the operation of the Company's business and the threat of breach of the Company's security measures or failure or unauthorized access to confidential data that the Company possesses. More information on potential factors that could affect the Company's financial condition and operating results is included from time to time in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's annual report on Form 10-K for the year ended December 31, 2019 and subsequently filed reports on Forms 10-Q and 8-K. The forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements to conform these statements to actual results or revised expectations.

Contact Information
Richard Zubek
Investor Relations
925-960-4988
investors@performantcorp.com

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

Assets	December 31, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$16,043	$3,373
Restricted cash	2,253	1,622
Trade accounts receivable, net of allowance for doubtful accounts of $49 and $237, respectively	23,216	27,170
Contract assets	4,466	1,339
Prepaid expenses and other current assets	3,784	3,329
Income tax receivable	4,758	164
Total current assets	54,520	36,997
Property, equipment, and leasehold improvements, net	17,497	18,769
Identifiable intangible assets, net	689	925
Goodwill	47,372	74,372
ROU assets	5,043	6,834
Other assets	1,106	975
Total assets	$126,227	$138,872
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of notes payable to related party, net of unamortized discount and debt issuance costs of $906 and $130, respectively	$59,957	$3,320
Accrued salaries and benefits	8,799	6,126
Accounts payable	407	2,532
Other current liabilities	3,841	3,576
Deferred revenue	867	83
Estimated liability for appeals and disputes	1,014	1,018
Lease liabilities	2,327	2,775
Total current liabilities	77,212	19,430
Notes payable to related party, net of current portion and unamortized discount and debt issuance costs of $0 and $2,301, respectively	—	58,562
Earnout payable	89	475
Lease liabilities	3,442	4,984
Other liabilities	3,504	1,796
Total liabilities	84,247	85,247
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized, 500,000 shares at December 31, 2020 and 2019, respectively; issued and outstanding, 54,764 and 53,900 shares at December 31, 2020 and 2019, respectively	5	5
Additional paid-in capital	82,933	80,589
Accumulated deficit	(40,958)	(26,969)
Total stockholders’ equity	41,980	53,625
Total liabilities and stockholders’ equity	$126,227	$138,872

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues	$40,036	$43,823	$155,937	$150,432
Operating expenses:
Salaries and benefits	26,161	28,378	100,654	115,194
Other operating expenses	10,173	10,575	42,248	47,687
Impairment of goodwill	—	7,200	27,000	7,200
Total operating expenses	36,334	46,153	169,902	170,081
Income (loss) from operations	3,702	(2,330)	(13,965)	(19,649)
Interest expense	(1,400)	(2,329)	(7,227)	(7,589)
Interest income	3	8	21	41
Income (loss) before benefit from income taxes	2,305	(4,651)	(21,171)	(27,197)
Benefit from income taxes	1,415	789	7,182	377
Net income (loss)	$3,720	$(3,862)	$(13,989)	$(26,820)

Net income (loss) per share
Basic	$0.07	$(0.07)	$(0.26)	$(0.50)
Diluted	$0.07	$(0.07)	$(0.26)	$(0.50)
Weighted average shares
Basic	54,754	53,773	54,414	53,468
Diluted	56,206	53,773	54,414	53,468

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Twelve Months Ended
	December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(13,989)	$(26,820)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss on disposal of assets and other	88	57
Impairment of goodwill	27,000	7,200
Depreciation and amortization	5,216	8,536
ROU asset amortization	1,791	2,589
Gain on lease modification	—	(137)
Stock-based compensation	2,610	2,311
Interest expense from debt issuance costs	1,525	1,286
Earnout mark-to-market	(398)	(1,223)
Changes in operating assets and liabilities:
Trade accounts receivable	3,954	(6,291)
Contract assets	(3,127)	(1,339)
Prepaid expenses and other current assets	(455)	91
Income tax receivable	(4,594)	15
Other assets	(135)	40
Accrued salaries and benefits	2,673	367
Accounts payable	(2,125)	1,130
Deferred revenue and other current liabilities	1,061	(895)
Estimated liability for appeals and disputes	(4)	808
Lease liabilities	(1,990)	(2,786)
Other liabilities	1,708	(362)
Net cash provided by (used in) operating activities	20,809	(15,423)
Cash flows from investing activities:
Purchase of property, equipment, and leasehold improvements	(3,792)	(4,856)
Net cash used in investing activities	(3,792)	(4,856)
Cash flows from financing activities:
Repayment of notes payable	(3,450)	(2,488)
Debt issuance costs paid	—	(81)
Taxes paid related to net share settlement of stock awards	(266)	(466)
Proceeds from exercise of stock options	—	34
Borrowings from notes payable	—	21,000
Net cash (used in) provided by financing activities	(3,716)	17,999
Net increase (decrease) in cash, cash equivalents and restricted cash	13,301	(2,280)
Cash, cash equivalents and restricted cash at beginning of year	4,995	7,275
Cash, cash equivalents and restricted cash at end of year	$18,296	$4,995
Reconciliation of the consolidated statements of cash flows to the consolidated balance sheets:
Cash and cash equivalents	$16,043	$3,373
Restricted cash	$2,253	$1,622
Total cash, cash equivalents and restricted cash at end of period	$18,296	$4,995
Non-cash financing activities:
Recognition of earnout shares issued	$—	$176
Recognition of warrants issued in debt financing	$—	$1,165
Supplemental disclosures of cash flow information:
Cash received for income taxes	$(2,257)	$(202)
Cash paid for interest	$5,702	$6,304

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Results
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Adjusted Earnings Per Diluted Share:
Net income (loss)	$3,720	$(3,862)	$(13,989)	$(26,820)
Plus: Adjusted items per reconciliation of adjusted net income	742	5,370	22,458	6,847
Adjusted net income (loss)	$4,462	$1,508	$8,469	$(19,973)
Adjusted earnings per diluted share	$0.08	$0.03	$0.16	$(0.37)
Diluted average shares outstanding (8)	56,206	53,837	54,458	53,468

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Adjusted EBITDA:
Net income (loss)	$3,720	$(3,862)	$(13,989)	$(26,820)
Benefit from income taxes	(1,415)	(789)	(7,182)	(377)
Interest expense	1,400	2,329	7,227	7,589
Interest income	(3)	(8)	(21)	(41)
Client contract termination settlement (7)	—	(677)	—	(677)
Non-core operating expenses (6)	—	—	—	309
Earnout mark-to-market (5)	(235)	(137)	(397)	(1,223)
Depreciation and amortization	1,144	1,839	5,216	8,536
Impairment of goodwill (3)	—	7,200	27,000	7,200
Stock based compensation	613	568	2,610	2,311
Adjusted EBITDA	$5,224	$6,463	$20,464	$(3,193)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Adjusted Net Income (Loss):
Net loss	$3,720	$(3,862)	$(13,989)	$(26,820)
Stock based compensation	613	568	2,610	2,311
Amortization of intangibles (1)	63	63	239	239
Impairment of goodwill (3)	—	7,200	27,000	7,200
Deferred financing amortization costs (2)	141	390	1,525	1,286
Client contract termination settlement (7)	—	(677)	—	(677)
Non-core operating expenses (6)	—	—	—	309
Earnout mark-to-market (5)	(235)	(137)	(397)	(1,223)
Tax adjustments (4)	160	(2,037)	(8,519)	(2,598)
Adjusted net income (loss)	$4,462	$1,508	$8,469	$(19,973)

(1)Represents amortization of capitalized intangible assets related to the acquisition of Performant by an affiliate of Parthenon Capital Partners in 2004, an acquisition in the first quarter of 2012 to enhance our analytics capabilities.
(2)Represents amortization of capitalized financing costs related to our Credit Agreement.
(3)Represents non-cash goodwill impairment charge.
(4)Represents tax adjustments assuming a marginal tax rate of 27.5% .
(5)Represents the change from prior reporting periods in the fair value of the potential earnout consideration payable to ECMC group in connection with the Premiere acquisition.
(6)Represents professional fees related to strategic corporate development activities.
(7)Represents a contract termination settlement from the Department of Education in 2019.
(8)While net loss for the year ended December 31, 2020 was $13,989, the computation of adjusted net income (loss) results in adjusted net income of $8,469. Therefore, the calculation of the adjusted earnings per diluted share for the year ended December 31, 2020 includes dilutive common share equivalents of 44 added to the basic weighted average shares of 54,414. Similarly, the calculation of the adjusted earnings per diluted share for the three months ended December 31, 2020 includes dilutive common share equivalents of 1,452 added to the basic weighted average shares of 54,754. The calculation of the adjusted earnings per diluted share for the three months ended December 31, 2019 includes dilutive common share equivalents of 64 added to the basic weighted average shares of 53,773.